As filed with the Securities and Exchange Commission on October 24, 2008

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PARKERVISION, INC.
(Exact name of registrant as specified in its charter)

Florida	59-2971472
(State or jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification Number)

7915 BAYMEADOWS WAY, SUITE 400
JACKSONVILLE, FLORIDA 32256
(Address of principal executive offices)

2008 EQUITY INCENTIVE PLAN (NON-NAMED EXECUTIVE)
(Full title of the plan)

Jeffrey Parker, Chairman of the Board
ParkerVision, Inc.
7915 Baymeadows Way, Suite 400
Jacksonville, Florida 32256
(904) 737-1367
(Name, address and telephone number, including area code, of agent for service)

with a copy to:

David Alan Miller, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue - 19th floor
New York, NY 10174-1901

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	500,000 shares	$5.21 (2)	$2,605,000	$102.38

Total Registration Fee				$102.38

(1)	Pursuant to Rule 416, there are also being registered additional securities as may be issued as a result of anti-dilution provisions under the 2008 Equity Incentive Plan.
(2)
Pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended, the proposed maximum offering price per share was calculated on the basis of the average of the high and low prices of our common stock as reported on the NASDAQ Global Market on October 23, 2008.

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In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, as amended, the Registration Statement will become effective upon filing with the Securities and Exchange Commission.
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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rules 428 and 424 under the Securities Act of 1933 and the Note to Part I of the Instructions to Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that we have previously filed with the SEC are incorporated by reference in this registration statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed March 17, 2008;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, filed on May 7, 2008 and August 11, 2008, respectively;

•	Our Current Reports on Form 8-K dated May 7, 2008 and June 4, 2008 and filed on May 8, 2008 and June 6, 2008, respectively; and

•	Our Form 8-A declared effective on November 30, 1993, registering our common stock.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing. Any statement contained in a document incorporated by reference in this registration statement will be modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document which is incorporated by reference modifies or replaces the statement.

Item 4. Description of Securities.

Our common stock is registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The laws of Florida permit the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we indemnify under that law.

The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a stockholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

We have entered into indemnification and reimbursement agreements with each of our directors.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We have directors and officers insurance which includes insurance for claims against these persons brought under securities laws.

To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	2008 Equity Incentive Plan (Non-Named Executive), as amended*

5.1	Opinion of Graubard Miller*

23.1	Consent of PricewaterhouseCoopers LLP, independent registered certified public accountants for Registrant*

23.2	Consent of Graubard Miller (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page hereto)

__________

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing procedures, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on this 24th day of October, 2008.

PARKERVISION, INC.

By:	/s/ Jeffrey Parker
Jeffrey Parker, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey L. Parker and Cynthia L. Poehlman, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

By: /s/ Jeffrey L. Parker Jeffrey L. Parker	Chief Executive Officer and Chairman of the Board(Principal Executive Officer)	October 24, 2008

By: /s/ Cynthia L. Poehlman Cynthia L. Poehlman	Chief Financial Officer and Secretary (Principal Accounting Officer)	October 24, 2008

By: /s/ David F. Sorrells David F. Sorrells	Chief Technical Officer and Director	October 24, 2008

By: /s/ William A. Hightower William A. Hightower	Director	October 24, 2008

By: /s/ John Metcalf John Metcalf	Director	October 24, 2008

By: /s/ Todd Parker Todd Parker	Director	October 24, 2008

By: /s/ William L. Sammons William L. Sammons	Director	October 24, 2008

By: /s/ Robert G. Sterne Robert G. Sterne	Director	October 24, 2008

By: /s/ Nam P. Suh Nam P. Suh	Director	October 24, 2008

By: /s/ Papken S. Der Torossian Papken S. Der Torossian	Director	October 24, 2008

EXHIBIT INDEX

Exhibit No.	Description

4.1	2008 Equity Incentive Plan (Non-Named Executive), as amended*

5.1	Opinion of Graubard Miller*

23.1	Consent of PricewaterhouseCoopers LLP, independent registered certified public accountants for Registrant*

23.2	Consent of Graubard Miller (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page hereto)

__________

* Filed herewith.